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Exhibit 5.       Opinion of Jeffrey D. Adelman

                                July 17, 2001

                        j2 Global Communications, Inc.
                           6922 Hollywood Boulevard
                                   Suite 800
                          Hollywood, California 90028


Re:  j2 Global Communications, Inc. (the "Company")


Ladies and Gentlemen:

          I have acted as Counsel to the Company in connection with the registration of 696,250 shares of the Company's common stock, par value $0.01 per share (the "Shares"), under the Securities Act of 1933, as amended ("Securities Act"), as described in the registration statement on Form S-8 (File No. 333-55402) filed with the United States Securities and Exchange Commission (the "Securities and Exchange Commission") on February 12, 2001, as amended by the Form S-8/A filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement").

          For the purposes of giving this opinion, I have examined the following documents:

          (1) a copy of the final form of the Registration Statement as provided to me by the Company on the day preceding the date of this letter;

          (2) a copy of the Company's Second Amended and Restated 1997 Stock Option Plan (the "Plan");

          (3) a copy of certified minutes of the Company's annual meeting of shareholders held on November 29, 2000 and a copy of a written consent of the members of the Company's board of directors dated July 12, 2000 approving, inter alia, increasing the number of shares eligible for issuance under the Plan to 2,000,000; and

          (4) a copy of certified minutes of a meeting of the Company's board of directors held on May 7, 2001 approving, inter alia, an amendment to the Plan to permit the issuance of restricted stock under the Plan.

I have also examined and relied as to factual matters upon the originals, or copies certified or otherwise identified to my satisfaction, of the Bylaws of the Company, certificates of public officials, certificates of officers of the Company, certain agreements to which the Company is a party and such other records, documents, certificates and instruments, and have made such other investigations, as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

          I have assumed that (i) the minutes of meetings and written consents referred to herein contain full and accurate records of resolutions passed in meetings duly convened and held, or written consents duly executed and adopted, in accordance with the Bylaws of the Company; and that such resolutions
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have not been amended or rescinded and are in full force and effect, (ii) there is no provision of the law of any jurisdiction, other than Delaware, which would have any implication in relation to the opinion expressed herein, (iii) all options granted pursuant to the Plan will be exercisable at a price at least equal to the par value of the Shares, (iv) the Shares fall within the existing authorized share capital of the Company, and (v) no resolution has been passed by the shareholders of the Company to limit or otherwise fetter the powers granted to the directors of the Company by the Bylaws of the Company to issue any unissued shares of the Company on such terms and conditions as they may determine.

     I am licensed to practice law only in the State of Michigan. However, in connection with this opinion I have solely investigated the General Corporation Law of the State of Delaware, and not any other laws of the State of Delaware or any other jurisdiction. Nothing in this opinion should be or shall be construed otherwise. This opinion is limited solely to the laws of the General Corporation Law of the State of Delaware. Except as mentioned below, this opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

     On the basis of and subject to the foregoing, I am of the opinion that the Shares have been duly authorized, and when issued, delivered and paid for in the manner described in the Plan, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                    Very truly yours,

                    /s/ Jeffrey D. Adelman
                    ----------------------
                    Jeffrey D. Adelman
                    Vice President, General Counsel and Secretary
                    j2 Global Communications, Inc.